Exhibit 8.1

Office 313.465.7000 www.honigman.com

April 2, 2020

Agree Realty Corporation 70 East Long Lake Road Bloomfield Hills, Michigan 48304

Re:	Certain U.S. Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as counsel to Agree Realty Corporation, a Maryland corporation (the “Company”), and Agree Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), in connection with the Underwriting Agreement, dated March 30, 2020, by and among Jefferies LLC and Citigroup Global Markets Inc., as Representatives of the several Underwriters listed in Schedule I attached thereto, the Company, and the Operating Partnership (the “Underwriting Agreement”), and the public offering of 2,500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Shares”), and the grant of an additional 375,000 Common Shares issuable pursuant to the 30-day option granted to the Underwriters. Except as otherwise indicated, capitalized terms used in this opinion letter are defined as set forth in the Underwriting Agreement or the Company’s Registration Statement on Form S-3 filed on June 2, 2017 (the “Registration Statement”), as applicable.

We have also acted as counsel to the Company in connection with the preparation of the section captioned “Material Federal Income Tax Considerations” in the Prospectus (as defined below).

In rendering the opinions stated below, we have examined and, with your consent, relied upon the following documents:

(i)	the Company’s Articles of Incorporation, as amended;

(ii)	the Registration Statement, the base prospectus filed as part of the Registration Statement (“Base Prospectus”), and the prospectus supplement, dated March 31, 2020 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”);

(iii)	the Limited Partnership Agreement of the Operating Partnership, as amended to the date hereof;

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506

April 2, 2020

(iv)	the Underwriting Agreement;

(v)	a letter of even date to us from Clayton Thelen, Chief Financial Officer of the Company, containing certain written representations of the Company (“Certificate of Representations”);

(vi)	the tax opinion issued by Hunton & Williams LLP, dated November 27, 2013 (the “Prior REIT Opinion”), regarding the Company’s qualification as a real estate investment trust for U.S. federal income tax purposes (a “REIT”); and

(vii)	such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

In our examination of the foregoing documents, we have assumed, with your consent and without independent investigation, that:

(i)	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; has not been amended; and the signatures on each original document are genuine;

(ii)	where any such document required execution by a person, the person who executed the document had proper authority and capacity;

(iii)	all representations and statements set forth in such documents are and will be true and correct;

(iv)	where any such document imposes obligations on a person or entity, such obligations have been or will be performed or satisfied in accordance with their terms;

(v)	the Company is a corporation validly existing and in good standing under the laws of the State of Maryland;

(vi)	the Company has the requisite corporate power and authority, under Maryland law, to own and lease the properties owned and leased by it and to carry on its business as is now being conducted by it;

(vii)	during its taxable year ending December 31, 2020, and subsequent taxable years, the Company will continue to operate in a manner that has made and will make the representations contained in the Certificate of Representations true for such years, without regard to any qualifications as to knowledge or belief;

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506

April 2, 2020

(viii)	the Company will not make any amendments to its organizational documents after the date of this opinion that would adversely affect the Company’s qualification as a REIT for any taxable year; and

(ix)	no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

We have not independently verified all of the representations, facts or assumptions set forth in such documents or any other documents. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all facts stated therein. In connection with the opinions rendered below, we have assumed the correctness of the Prior REIT Opinion with respect to all periods prior to January 1, 2013, subject only to our limited independent investigation with respect to the periods before January 1, 2013. We also have relied upon the correctness, without regard to any qualification as to knowledge or belief, of the factual representations and covenants contained in the Certificate of Representations and the factual matters discussed in the Prospectus that relate to the Company’s status as a REIT. Where the factual representations in the Certificate of Representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority. We are not aware of any facts that are inconsistent with the representations contained in the Certificate of Representations. It should be noted, however, that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. We can give no assurance, therefore, that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede the opinions stated herein. In addition, there can be no assurance that positions contrary to our opinions will not be taken by the Service, or that a court considering the issues will not hold contrary to such opinions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

Moreover, the opinions set forth below represent our conclusions based upon the documents, facts, assumptions and representations referred to above. Any material amendments to such documents or changes in any significant facts after the date hereof, or inaccuracy of such assumptions or representations, could affect the opinions stated herein.

We express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America to the extent specifically referred to herein.

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506

April 2, 2020

Based on the documents and assumptions set forth above, the representations and covenants set forth in the Certificate of Representations, and the factual matters discussed in the Prospectus under the caption “Material Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:

1.	since the commencement of the Company’s taxable year that began January 1, 2016 through December 31, 2019, the Company has qualified to be taxed as a REIT under the Code and its current and proposed method of operation will enable it to continue to qualify as a REIT under the Code. The Company’s qualification as a REIT under the Code will depend upon the Company’s ability to meet, through actual operating results, the applicable asset composition, source of income, stockholder diversification, distribution and other requirements of the Code and Regulations necessary for REIT qualification; and

2.	the description of the law and the legal conclusions contained in the Prospectus under the caption “Material Federal Income Tax Considerations” is correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Certificate of Representations. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Certificate of Representations. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and which we may not have reviewed.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this opinion letter.

Other than as expressly stated above, we express no opinion as to any other U.S. federal income tax issue or matter relating to the Company. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of matters stated, represented, covenanted, or assumed herein or any subsequent changes in applicable law.

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506

April 2, 2020

This opinion is issued to you in connection with the Registration Statement and may not be used or relied upon by any other person or for any other purpose without our express written consent. We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and to such Registration Statement and to the use of our name therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours, /s/ Honigman LLP

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506